Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF MONTROSE ENVIRONMENTAL GROUP, INC.

Montrose Environmental Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST:    The name of the Corporation is Montrose Environmental Group, Inc.

SECOND:    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 25, 2013.

THIRD:    The Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended such that the first paragraph of Article IV be, and it hereby is, deleted in its entirety, and the following is inserted in lieu thereof:

The total number of shares of all classes of equity securities which the Corporation shall have the authority to issue is 25,100,000, which is divided as follows:

1.	25,000,000 shares of common stock, $0.000004 par value (“Common Stock”); and

2.	100,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”).

Effective as of 12:01 a.m. Pacific Daylight Time on December 8, 2017 (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be split and converted into 25 shares of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been split.

FOURTH:    This Certificate of Amendment was duly adopted in accordance with the terms of the Certificate and Sections 141, 228 and Section 242 of the General Corporation Law by the Board of Directors and the stockholders of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Nasym Afsari, its Secretary, this 6th day of December, 2017.

Montrose Environmental Group, Inc.

By:	/s/ Nasym Afsari
Name:	Nasym Afsari
Title:	Secretary